Exhibit 10.5
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is entered into between Waste Management, Inc. (the “Company”) and Brett W. Frazier (“Executive”), effective as of January 1, 2011.
     WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement dated July 13, 2007, as amended (the “Agreement”); and
     WHEREAS, Section 18 of the Agreement provides that the Agreement may be amended only by a written agreement signed by the parties to the Agreement;
     NOW, THEREFORE, the parties hereto hereby approve and adopt this Amendment to the Agreement as follows:
     1. The text of Section 4(b) of the Agreement is deleted and the following language is placed in lieu thereof:
“(b) Annual Bonus. Executive will continue to participate in the Company’s annual incentive compensation plan, as established by the Management Development and Compensation Committee of the Board (the “Compensation Committee”) from time to time. Beginning January 1, 2011 and continuing for the remainder of the Employment Period, Executive’s target annual bonus will be seventy-five percent (75%) of his Base Salary in effect for such year (the “Target Bonus”), and his actual annual bonus may range from 0% to 150% of Base Salary (i.e., a maximum possible bonus of two times the Target Bonus). The amount of such annual bonus, if any, will be based upon (i) the achievement of certain financial performance goals, as may be established and approved by the Compensation Committee, and (ii) the achievement of personal performance goals as may be established by Executive’s immediate supervisor.”
     2. Except as amended, the Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment effective as of the date first specified above.

/s/ Brett W. Frazier Brett W. Frazier

WASTE MANAGEMENT, INC.

By:	/s/ David P. Steiner David P. Steiner
Chief Executive Officer